Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of WhiteHorse Finance, Inc. on Post-effective Amendment No. 4 to Form N-2 of our report dated March 14, 2018 on the consolidated financial statements of WhiteHorse Finance, Inc. and to the use of our report dated July 24, 2018, with respect to the Senior Securities table of WhiteHorse Finance, Inc. We also consent to the reference to us under the headings “Selected Consolidated Financial Data”, “Senior Securities”, and “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ Crowe LLP

New York, New York
October 22, 2018